Amended and restated term sheet†

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011, product supplement no. 1-V dated March 21, 2014 and underlying supplement no. 1-I dated November 14, 2011

Amended and restated term sheet to Product Supplement No. 1-V Registration Statement No. 333-177923 Dated November 4, 2014; Rule 433

Structured Investments	Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due November 21, 2029 $

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing November 21, 2029, subject to postponement as described below.
•	The notes are designed for investors (a) who seek quarterly interest payments for the Initial Interest Periods that will be equal to a fixed Interest Rate of 9.00% per annum; (b) who believe that, for each other Interest Period (after the Initial Interest Periods), (i) the Spread (the 30-Year CMS Rate minus the 2-Year CMS Rate) multiplied by the Multiplier of 4 on each Determination Date will be positive and equal to or less that the Maximum Interest Rate of 9.00% per annum and (ii) on each Accrual Determination Date during such Interest Period, the Index Level of the S&P 500® Index will be greater than or equal to the Minimum Index Level of 75.00% of the Index Level on the Pricing Date. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Interest will accrue (a) for the Initial Interest Periods, at a rate of 9.00% per annum and (b) for each Interest Period (other than an Initial Interest Period), daily, at a per annum rate equal to the Interest Factor; provided that the Index Level of the S&P 500® Index is greater than or equal to the Minimum Index Level on the applicable Accrual Determination Date. The Interest Factor for each Interest Period (other than an Initial Interest Period) is determined by reference to the Spread multiplied by the Multiplier on the applicable Determination Date. For each Interest Period (other than an Initial Interest Period), if the Index Level of the S&P 500® Index is less than the Minimum Index Level for an entire Interest Period or the Spread is zero or negative (i.e. if the 30-Year CMS Rate is equal to or less than the 2-Year CMS Rate), the Interest Rate for such Interest Period will be equal to 0.00% and you will not receive any interest payment for such Interest Period. In no event will the Interest Rate be greater than the applicable Maximum Interest Rate of 9.00% per annum or less than the Minimum Interest Rate of 0.00% per annum.
•	These notes have a long maturity relative to other fixed income products. Longer dated notes may be more risky than shorter dated notes. See "Selected Risk Considerations" in this amended and restated term sheet.
•	At our option, we may redeem the notes, in whole but not in part, on any of the Call Dates specified below.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 1-V, will supersede the terms set forth in product supplement no. 1-V. In particular, whether the Accrual Provision is satisfied will depend on the Index Level on the applicable Accrual Determination Date (rather than on the Index Level on an Equity Index Determination Date as described in product supplement 1-V), as set forth below, and interest will be payable to the holders of record at the close of business on the Business Day immediately preceding the applicable Interest Payment Date. Please refer to “Key Terms — Accrual Provision,” “Key Terms — Accrual Determination Date,” and “Selected Purchase Considerations — Quarterly Interest Payments” in this amended and restated term sheet for more information.
•	The notes may be purchased in minimum denominations of $1,000 and in integral multiples of $1,000 thereafter.
•	The notes are expected to price on or about November 18, 2014 and are expected to settle on or about November 21, 2014.

Key Terms

Payment at Maturity:	On the Maturity Date we will pay you the outstanding principal amount of your notes plus any accrued and unpaid interest; provided that your notes are outstanding and have not previously been called on any Call Date.
Call Feature:	On the 21st day of each February, May, August and November, beginning on November 21, 2019 and ending on the Maturity Date (each, a “Call Date”), we may redeem your notes, in whole but not in part, at a price equal to the principal amount being redeemed plus any accrued and unpaid interest, subject to the Business Day Convention and the Interest Accrual Convention described below and in the accompanying disclosure statement.
Interest:

Subject to the Interest Accrual Convention, with respect to each Interest Period, for each $1,000 principal amount note, we will pay you interest in arrears on each Interest Payment Date in accordance with the following formula:

$1,000 × Interest Rate × Day Count Fraction.

Initial Interest Period(s):	The Interest Periods during the period beginning on and including the Original Issue Date of the notes and ending on but excluding November 21, 2015. The Accrual Provision will not be applicable during the Initial Interest Periods.
Interest Period:	The period beginning on and including the Original Issue Date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, subject to the Interest Accrual Convention described below and in the accompanying product supplement no 1-V.
Interest Payment Dates:	Interest on the notes will be payable in arrears on the 21st of each February, May, August and November, beginning on February 21, 2015 to and including the Maturity Date, or, if the notes have been called, the applicable Call Date, subject to the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement no. 1-V.
Interest Rate:

For each Initial Interest Period, 9.00% per annum. For each Interest Period after the Initial Interest Periods, the Calculation Agent will determine the applicable Interest Rate per annum, calculated in thousandths of a percent, with five ten-thousandths of a percent rounded upwards, in accordance with the following formula:

	Interest Factor ×	Variable Days Actual Days	, where

“Variable Days” means, with respect to each Interest Payment Date, the actual number of calendar days during the immediately preceding Interest Period on which the Accrual Provision is satisfied; and “Actual Days” means, with respect to each Interest Payment Date, the actual number of calendar days during the immediately preceding Interest Period.

Notwithstanding the foregoing, in no event will the Interest Rate for an Interest Period be less than the Minimum Interest Rate or greater than the applicable Maximum Interest Rate.

Interest Factor:	With respect to each interest period (other than an Initial Interest Period), the Spread times the Multiplier, subject to the Maximum Interest Rate and the Minimum Interest Rate. The Interest Rate may or may not equal the Interest Factor during any Interest Period. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.
Spread:	With respect to each Interest Period (after the Initial Interest Periods), the 30-Year CMS Rate minus the 2-Year CMS Rate as determined on the applicable Determination Date. If, on the related Determination Date, the Spread is equal to or less than zero, interest will accrue at a rate of 0.00% for that Interest Period.
Multiplier:	4.0
Minimum Interest Rate:	0.00%
Maximum Interest Rate:	9.00% per annum
30-Year CMS Rate:	The 30-Year U.S. Dollar Constant Maturity Swap Rate, which is the rate for a U.S. dollar swap with a Designated Maturity of 30 years that appears on Reuters page “ISDAFIX1” (or any successor page) at approximately 11:00 a.m., New York City time, on the Determination Date, as determined by the calculation agent. On the applicable Determination Date, if the 30-Year CMS Rate cannot be determined by reference to Reuters page “ISDAFIX1” (or any successor page), then the calculation agent will determine the 30-Year CMS Rate in accordance with the fallbacks set forth under “What is a CMS Rate?” below.
2-Year CMS Rate:	The 2-Year U.S. Dollar Constant Maturity Swap Rate, which is the rate for a U.S. dollar swap with a Designated Maturity of 2 years that appears on Reuters page “ISDAFIX1” (or any successor page) at approximately 11:00 a.m., New York City time, on the Determination Date, as determined by the calculation agent. On the applicable Determination Date, if the 2-Year CMS Rate cannot be determined by reference to Reuters page “ISDAFIX1” (or any successor page), then the calculation agent will determine the 2-Year CMS Rate in accordance with the fallbacks set forth under “What is a CMS Rate?” below. We refer to the 30-Year CMS Rate and the 2-Year CMS Rate each as a “CMS Rate” and together as the “CMS Rates”.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-14 of the accompanying product supplement no. 1-V, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-3 of this amended and restated term sheet.

†This amended and restated termsheet amends and restates the term sheet related hereto dated October 31, 2014 to product supplement no. 1-V in its entirety (this term sheet is available on the SEC website at http://www.sec.gov/Archives/edgar/data/19617/000089109214008237/e61306fwp.htm.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amended and restated term sheet, the accompanying product supplement no. 1-V, the accompanying underlying supplement no. 1-I or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)(2)(3)	Fees and Commissions(1)(2)(3)	Proceeds to Issuer
Per note	At variable prices	$	$
Total	At variable prices	$	$

(1) The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. If the notes priced today, the selling commissions would be approximately $40.00 per $1,000 principal amount note and in no event will these selling commissions exceed $50.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-54 of the accompanying product supplement no. 1-V.

(3) JPMS proposes to offer the notes from time to time for resale in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale, which may be at market prices prevailing at the time of sale, at prices related to such prevailing prices or at negotiated prices, provided that such prices will not be less than $950.00 per $1,000 principal amount note and not more than $1,000 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-54 of the accompanying product supplement no. 1-V.

If the notes priced today, the estimated value of the notes as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $921.00 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $880.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet for additional information.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

November 4, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which amended and restated term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, underlying supplement no. 1-I, product supplement no. 1-V and this amended and restated term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this amended and restated term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1-V dated March 21, 2014 and underlying supplement no. 1-I dated November 14, 2011. This amended and restated term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This amended and restated term sheet amends and restates and supercedes the term sheet related hereto dated October 31, 2014 in its entirety. You should not rely on the term sheet related hereto dated October 31, 2014 in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1-V, the accompanying underlying supplement no 1-I and “Selected Risk Considerations” below, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1-V dated March 21, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002227/e58025_424b2.htm
•	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this amended and restated term sheet, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

CUSIP:	48127DPA0
Index Level:	On any Trading Day, the official closing level of the S&P 500® Index (the “Index”) published following the regular official weekday close of trading for the S&P 500® Index as published by Bloomberg Financial Services on such Trading Day. If a market disruption event exists with respect to the S&P 500® Index on any Accrual Determination Date, the Index Level on the immediately preceding Accrual Determination Date for which no market disruption event occurs or is continuing will be the Index Level for such disrupted Accrual Determination Date (and will also be the Index Level for the originally scheduled Accrual Determination Date). In certain circumstances, the Index Level will be based on the alternative calculation of the S&P 500® Index as described under “General Terms of Notes — Discontinuation of an Equity Index; Alteration of Method of Calculation” in the accompanying product supplement no. 1-V..
Determination Date:	For each Interest Period (other than the Initial Interest Periods), the second U.S. Government Securities Business Day immediately preceding the beginning of the applicable Interest Period.
Designated Maturity:	2 years or 30 years, as the case may be, depending on whether the 2-Year CMS Rate or the 30-Year CMS Rate is being calculated.
Trading Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on (i) the relevant exchanges for securities underlying the S&P 500® Index or the relevant successor equity index, if applicable, and (ii) the exchanges on which futures or options contracts related to the Index or the relevant successor equity index, if applicable, are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.
Accrual Provision:	For each Interest Period (other than an Initial Interest Period), the Accrual Provision shall be deemed to have been satisfied on each calendar day during such Interest Period on which the Index Level of the S&P 500® Index, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to the Minimum Index Level. If the Index Level of the S&P 500® Index, as determined on the Accrual Determination Date relating to such calendar day, is less than the Minimum Index Level, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day. Notwithstanding the foregoing and anything to the contrary in the accompanying product supplement no. 1-V, the Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day (including any originally scheduled Accrual Determination Date relating to an Exclusion Period).
Accrual Determination Date:	For each calendar day during an Interest Period (other than an Initial Interest Period), the second Trading Day prior to such calendar day. Notwithstanding the foregoing, for all calendar days in the Exclusion Period, the Accrual Determination Date will be the first Trading Day that precedes such Exclusion Period. The Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day.
Exclusion Period:	The period beginning on the sixth Business Day prior to but excluding each Interest Payment Date.
Minimum Index Level:	75.00% of the Index Level of the S&P 500® Index on the Pricing Date
Pricing Date:	On or about November 18, 2014, subject to the Business Day Convention.
Original Issue Date (Settlement Date):	On or about November 21, 2014, subject to the Business Day Convention.
Maturity Date*:	November 21, 2029, subject to the Business Day Convention.
Business Day Convention:	Following
Interest Accrual Convention:	Unadjusted
Day Count Fraction:	30/360
U.S. Government Securities Business Day:	Any day, other than a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Business Day:	Any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in U.S. dollars are not conducted.
JPMorgan Structured Investments —	TS-1
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due November 21, 2029

Selected Purchase Considerations

•	PRESERVATION OF CAPITAL AT MATURITY OR UPON REDEMPTION — Regardless of the performance of the CMS Rates or the Index, we will pay you at least the principal amount of your notes if you hold the notes at maturity or to the Call Date, if any, on which we elect to redeem the notes. Because the notes are our unsecured and unsubordinated obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	PERIODIC INTEREST PAYMENTS — The notes offer periodic interest payments on each Interest Payment Date. For the Initial Interest Periods, the notes will accrue interest at a rate of 9.00% per annum. For all Interest Periods (other than the Initial Interest Periods), the notes will accrue interest, if any, at a variable Interest Rate. The interest payments for all Interest Periods (other than the Initial Interest Periods) will be affected by the levels of the 30-Year CMS Rate and the 2-Year CMS Rate and the official closing level of the S&P 500® Index as described under “Interest Rate” on the cover of this amended and restated term sheet, but will not reflect the performance of such rates or such Index. In no event will the Interest Rate be greater than the Maximum Interest Rate of 9.00% or less than the Minimum Interest Rate of 0.00% per annum. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes.
•	TAX TREATMENT— You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1-V. You and we agree to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. Assuming this characterization is respected, interest paid on the notes will generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes. In general, gain or loss realized on the sale, exchange or other disposition of the notes will be capital gain or loss. Prospective purchasers are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of an investment in the notes. Purchasers who are not initial purchasers of notes at their issue price on the Original Issue Date should consult their tax advisers with respect to the tax consequences of an investment in the notes, and the potential application of special rules.
Subject to certain assumptions and representations received from us, the discussion in this section entitled “Tax Treatment”, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin llp regarding the material U.S. federal income tax treatment of owning and disposing of the notes.
JPMorgan Structured Investments —	TS-2
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due November 21, 2029

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1-V dated May 21, 2014 and the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES AND ARE SUBJECT TO AN INTEREST ACCRUAL PROVISION; AFTER THE INITIAL INTEREST PERIODS, THE INTEREST RATE ON THE NOTES IS VARIABLE, WILL NOT EXCEED THE INTEREST FACTOR AND MAY BE EQUAL TO 0.00% — The terms of the notes differ from those of ordinary debt securities in that the rate of interest you will receive after the Initial Interest Periods is not fixed, but will vary based on the Index Level of the S&P 500® Index over the course of each Interest Period and the Spread on the applicable Determination Date. For each Interest Period (other than an Initial Interest Period), there is a Maximum Interest Rate per annum equal to the Interest Factor set forth above on the cover of this amended and restated term sheet. This is because the variable Interest Rate on the notes, while determined by reference to the Spread on the applicable Determination Date and the Index Level of the S&P 500® Index as described on the cover of this amended and restated term sheet, does not actually pay an amount based directly on the performance of such rates or Index. Your return on the notes for any Interest Period (other than an Initial Interest Period) will not exceed the applicable Interest Factor for such Interest Period, regardless of the Spread or appreciation in the S&P 500® Index, which may be significant. Moreover, each calendar day during an Interest Period (other than an Initial Interest Period) for which the Index Level of the S&P 500® Index is less than the Minimum Index Level (as determined based on the level of the S&P 500® Index on the applicable Accrual Determination Date) will result in a reduction of the Interest Rate per annum payable for the corresponding Interest Period. In the case of Interest Periods other than the Initial Interest Periods, if the Index Level of the S&P 500® Index is less than the Minimum Index Level for an entire Interest Period or the Spread is less than or equal to zero on the applicable Determination Date, the Interest Rate for such Interest Period will be equal to 0.00% and you will not receive any interest payment for such Interest Period. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
•	THE NOTES REFERENCE AN EQUITY INDEX AND CMS RATES — After the Initial Interest Periods, if the Index Level of the S&P 500® Index is less than the Minimum Index Level on any Accrual Determination Date, the notes will not accrue interest on that day. If the notes do not satisfy the Accrual Provision for each calendar day in the Interest Period, the Interest Rate payable on the notes will be equal to 0.00% for such Interest Period. Similarly, after the Initial Interest Periods, if the 30-Year CMS Rate is less than or equal to the 2-Year CMS Rate on the Determination Date, interest on the notes will accrue at 0.00% for such Interest Period. You should carefully consider the movement, current level and overall trend in equity markets and swap rates, prior to purchasing these notes. Although the notes do not directly reference the Index Level of the S&P 500® Index or the CMS Rates, the interest, if any, payable on your notes is contingent upon, and related to, each of these levels.
•	THE INTEREST RATE ON THE NOTES AFTER THE INITIAL INTEREST PERIODS IS SUBJECT TO A MAXIMUM INTEREST RATE — After the Initial Interest Periods, the rate of interest is variable; however, it is still subject to a Maximum Interest Rate. The Interest Rate on the notes will not exceed the Maximum Interest Rate of 9.00% per annum. Although the notes are subject to the Accrual Provision, the interest (if any) payable on the notes accrues at a rate based on the Interest Factor set forth above, and therefore the amount of interest payable on the notes remains subject to the Maximum Interest Rate.
•	POTENTIAL REDEMPTION BY US AT OUR OPTION — At our option, we may redeem the notes, in whole but not in part, on any of the Call Dates set forth on the cover of this amended and restated term sheet, at a price equal to the principal amount being redeemed plus any accrued and unpaid interest, subject to the Business Day Convention and the Interest Accrual Convention described on the cover of this amended and restated term sheet and in the accompanying product supplement. Any accrued and unpaid interest on the notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the Business Day immediately preceding the applicable Call Date.
•	AFTER THE INITIAL INTEREST PERIODS, MARKET DISRUPTION EVENTS MAY ADVERSELY AFFECT THE RATE AT WHICH THE NOTES ACCRUE INTEREST — After the Initial Interest Periods, the rate at which the notes accrue interest for an Interest Period will be based on the Index Level of the S&P 500® Index on the applicable Accrual Determination Date and the Spread on the applicable Determination Date, subject to the Maximum Interest Rate. Notwithstanding anything to the contrary herein or in the accompanying product supplement no. 1-V, if a market disruption event occurs or is continuing on any Accrual Determination Date, the Accrual Provision will be deemed to have not been satisfied on such Accrual Determination Date (including any originally scheduled Accrual Determination Date relating to an Exclusion Period). Because, after the Initial Interest Periods, your notes will not accrue interest unless the Accrual Provision is satisfied, if a market disruption event continues for an extended period of time after the Initial Interest Periods, the amount of interest that accrues on the notes may be severely limited.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our
JPMorgan Structured Investments —	TS-4
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due November 21, 2029

obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities as well as modeling and structuring the economic terms of the notes, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 1-V for additional information about these risks.

We are also currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

•	THE INTEREST RATE ON THE NOTES IS BASED, IN PART, ON THE SPREAD, AND THEREFORE ON THE PERFORMANCE AND RELATIVE PERFORMANCE OF LONGER AND SHORTER TERM INTEREST RATES, WHICH MAY RESULT IN THE APPLICATION OF THE MINIMUM INTEREST RATE — The Spread is calculated as (a) the 30-Year CMS Rate minus (b) the 2-Year CMS Rate. The CMS Rates may be influenced by a number of factors, including (but not limited to) monetary policies, fiscal policies, inflation, general economic conditions and public expectations with respect to such factors. The effect that any single factor may have on the CMS Rates or may be partially offset by other factors. We cannot predict the factors that may cause the CMS Rates, and consequently the Spread, to increase or decrease. Either a zero or negative Spread (indicating that the 30-Year CMS Rate is equal to or less than the 2-Year CMS Rate) on a Determination Date will cause the Interest Rate for the corresponding Interest Period to be equal to the Minimum Interest Rate. The amount of interest you accrue on the notes in any Interest Period (other than an Initial Interest Period) may therefore decrease even if either or both of the CMS Rates increase. Under these circumstances, particularly if short term interest rates rise significantly relative to long term interest rates, the Interest Rate during any Interest Period (other than an Initial Interest Period) may be equal to 0.00% per annum, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
•	LONGER DATED NOTES MAY BE MORE RISKY THAN SHORTER DATED NOTES — By purchasing a note with a longer tenor, you are more exposed to fluctuations in interest rates than if you purchased a note with a shorter tenor. Specifically, you may be negatively affected if certain interest rate scenarios occur or if the Index Level of the S&P 500® Index is less than the Minimum Index Level on any day during an Interest Period (other than the Initial Interest Periods) or if the Spread is less than or equal to zero on any Determination Date. The applicable discount rate, which is the prevailing rate in the market for notes of the same tenor, will likely be higher for notes with longer tenors than if you had purchased a note with a shorter tenor. Therefore, assuming that short term rates rise, as described above, the market value of a longer dated note will be lower than the market value of a comparable short term note with similar terms.
•	WE MAY CALL YOUR NOTES PRIOR TO THEIR SCHEDULED MATURITY DATE — We may choose to call the notes early or choose not to call the notes early on any Call Date in our sole discretion. If the notes are called early, you will receive the principal amount of your notes plus any accrued and unpaid interest to, but not including, the Call Date. The aggregate amount that you will receive through and including the Call Date will be less than the aggregate amount that you would have received had the notes not been called early. If we call the notes early, your overall return may be less than the yield which the notes would have earned if you held your notes to maturity and you may not be able to reinvest your funds at the same rate as the original notes. We may choose to call the notes early, for example, if U.S. interest rates decrease significantly or if volatility of U.S. interest rates decreases significantly.
•	YOU ARE EXPOSED TO PERFORMANCE RISK of Each of THE CMS RATES and the S&P 500® Index — Your Interest Rate applicable to each Interest Period after the Initial Interest Periods is not linked to the aggregate performance of the CMS Rates and the S&P 500® Index. For instance, whether or not any calendar day is a Variable Day within an Interest Period (other than an Initial Interest Period) will be contingent upon the performance of the S&P 500® Index on each calendar day (as determined on the applicable Accrual Determination Date). Further, the Interest Factor that is to be used to determine the Interest Rate will be determined by the CMS Rates on the applicable Determination Date. Therefore, unlike an investment in an instrument with a return linked to a basket of underlying assets, in which risk is mitigated through diversification among all of the components of the basket, an investment in the notes will expose you to the risks related to each of the CMS Rates and the S&P 500® Index. Poor performance of the 30-Year CMS Rate, as compared to the 2-Year CMS Rate (meaning that the Spread would be lower), or the S&P 500® Index (meaning that it decreases to be less than the Minimum Index Level) during the term of the notes may negatively affect your return on the notes and will not be offset or mitigated by a positive performance of the other. Accordingly, your investment is subject to the performance risk of each of the CMS Rates and the S&P 500® Index.
•	THE INTEREST RATE ON THE NOTES MAY BE BELOW THE RATE OTHERWISE PAYABLE ON SIMILAR VARIABLE RATE notes ISSUED BY US — The value of the notes will depend on the Interest Rate on the notes, which after the Initial Interest Periods will be affected by the Spread and the level of the S&P 500® Index. If the Spread is less than or equal to zero on any Determination Date or the level of the S&P 500® Index is less than the Minimum Index Level on any Accrual Determination Date, the Interest Rate on the notes may be less than returns on similar variable rate notes issued by us that are not linked to the
JPMorgan Structured Investments —	TS-4
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due November 21, 2029

CMS Rates and the S&P 500® Index, or that are only linked to one of the CMS Rates or the S&P 500® Index. We have no control over any fluctuations in the CMS Rates or the S&P 500® Index.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes you will not have voting rights, or rights to receive cash dividends or other distributions, or other rights that holders of securities composing the S&P 500® Index would have.
•	REINVESTMENT RISK — If we redeem the notes, the term of the notes may be reduced and you will not receive interest payments after the applicable Call Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date.
•	THE METHOD OF DETERMINING WHETHER THE ACCRUAL PROVISION HAS BEEN SATISFIED AFTER THE INITIAL INTEREST PERIODS MAY NOT DIRECTLY CORRELATE TO THE ACTUAL LEVEL OF the S&P 500® Index — After the Initial Interest Periods, the determination of the Interest Rate per annum payable for any Interest Period will be based on the actual number of days in that Interest Period on which the Accrual Provision is satisfied, as determined on each Accrual Determination Date. However, we will use the same Index Level of the S&P 500® Index to determine whether the Accrual Provision is satisfied for the period commencing on the sixth Business Day prior to but excluding each applicable Interest Payment Date, which period we refer to as the Exclusion Period. The Index Level used will be the Index Level of the S&P 500® Index on the first Trading Day immediately preceding the Exclusion Period, regardless of what the actual closing level of the S&P 500® Index is for the calendar days in that period or whether the Accrual Provision could have otherwise been satisfied if actually tested in the Exclusion Period. As a result, the determination as to whether the Accrual Provision has been satisfied for any Interest Period (other than an Initial Interest Period) may not directly correlate to the actual Index Levels of the S&P 500® Index, which will in turn affect the Interest Rate calculation.
•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE S&P 500® INDEX — For each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the S&P 500® Index, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Index during the term of the notes.
•	VARIABLE RATE NOTES DIFFER FROM FIXED RATE NOTES — After the Initial Interest Periods of the notes, the variable Interest Rate for all Interest Periods will be determined in part based on the Spread and the Accrual Provision set forth on the cover of this restated term sheet, which is contingent upon the Index Level of the S&P 500® Index and may be less than returns otherwise payable on debt securities issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the notes as compared to other investment alternatives.
•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any
JPMorgan Structured Investments —	TS-5
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due November 21, 2029

repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this amended and restated term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, and estimated hedging costs, including, but not limited to:
•	the performance of the CMS Rates;
•	the performance of the S&P 500® Index;
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the time to maturity of the notes;
•	dividend rates on the equity securities underlying the S&P 500® Index
•	the expected positive or negative correlation between the CMS Rates and the S&P 500® Index or the expected absence of such correlation;
•	interest and yield rates in the market generally, as well as the volatility of those rates;
•	the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	SECONDARY MARKET PRICES OF THE NOTES ARE SENSITIVE TO BOTH INTEREST RATES AND THE PERFORMANCE OF THE S&P 500® INDEX — If interest rates rise generally, the secondary market prices of the notes will be adversely impacted because of the relatively long term of the notes and the increased probability that the Interest Rate for the notes will be less than such rates. Additionally, if the Index Level declines, even if the Index Level has not declined below the Minimum Index Level, the secondary market prices of the notes will also be adversely impacted because of the increased probability that the Accrual Provision may not be satisfied over the remaining term of the notes. If both interest rates rise and the Index Level declines, the secondary market prices of the notes may decline more rapidly than other securities that are only linked to the CMS Rates or the S&P 500® Index.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	MARKET FACTORS MAY INFLUENCE WHETHER WE EXERCISE OUR RIGHT TO REDEEM THE NOTES PRIOR TO THEIR SCHEDULED MATURITY — We have the right to redeem the notes prior to the Maturity Date, in whole but not in part, on the specified Call Dates. It is more likely that we will redeem the notes prior to the Maturity Date if the Closing Level of the S&P 500® Index is greater than or equal to the Minimum Index Level on the applicable Accrual Determination Date and the Spread is greater than or equal to 0.00% on the applicable Determination Date. If the notes are called prior to the Maturity Date, you may be unable to invest in certificates of deposit with similar risk and yield as the notes. Your ability to realize a higher than market yield on the notes is limited by our right to redeem the notes prior to their scheduled maturity, which may adversely affect the value of the notes in the secondary market, if any.
JPMorgan Structured Investments —	TS-6
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due November 21, 2029

•	The INTEREST RATE will be affected by a number of factors — After the Initial Interest Periods, the interest rate will depend primarily on the CMS Rates. A number of factors can affect the value of your notes and/or the amount of interest that you will receive, including, but not limited to:
•	changes in, or perceptions, about the future CMS Rates;
•	general economic conditions;
•	prevailing interest rates; and
•	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the payment of interest on the notes and on the value of the notes in the secondary market.

•	The CMS Rates may be volatile — The CMS Rates are subject to volatility due to a variety of factors affecting interest rates generally, including but not limited to:
•	sentiment regarding the U.S. and global economies;
•	expectation regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.
•	The TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement, and the estimated value of the notes may be equal to the low end of the applicable range set forth on the cover of this amended and restated term sheet. Accordingly, you should consider your potential investment in the notes based on the low end of the range for JPMS’s estimated value.
•	VARIABLE PRICE REOFFERING RISKS — JPMS proposes to offer the notes from time to time for sale at market prices prevailing at the time of sale, at prices related to then-prevailing prices or at negotiated prices, provided that such prices will not be less than $965.00 per $1,000 principal amount note or more than $1,000 per $1,000 principal amount note. Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the notes (e.g., directly from JPMS or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors beyond our control.
•	TAX DISCLOSURE – The information under “Tax Treatment" in this amended and restated term sheet remains subject to confirmation by our tax counsel. We will notify you of any revisions to the information under “Tax Treatment" in a supplement to this amended and restated term sheet on or before the business day immediately preceding the issue date, or if the information cannot be confirmed by our tax counsel, we may terminate this offering of notes.

JPMorgan Structured Investments —	TS-7
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due November 21, 2029

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period

The following examples illustrate how to calculate the Interest Rate on the notes for four hypothetical Interest Periods after the Initial Interest Periods. The following examples assume that we have not called the notes prior to their scheduled Maturity Date. The hypothetical Interest Rates in the following examples are for illustrative purposes only and may not correspond to the actual Interest Rates for any Interest Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: On the applicable Determination Date, the 30-Year CMS Rate is 4.00% and the 2-Year CMS Rate is 3.00%. In addition, the number of Variable Days in the Interest Period is 81 and the number of Actual Days in the Interest Period is 90. Because the 30-Year CMS Rate (4.00%) is greater than the 2-Year CMS Rate (3.00%), the Spread is positive and is equal to 1.00%. Accordingly, the Interest Factor is 4.00% calculated as follows:

MAX [0, 4 × (4.00% - 3.00%)] = 4.00% per annum

Therefore, the Interest Rate per annum for the Interest Period is equal to 3.60% per annum calculated as follows:

4.00% × (81/90) = 3.60% per annum

Example 2: On the applicable Determination Date, the 30-Year CMS Rate is 5.00% and the 2-Year CMS Rate is 1.00%. In addition, the number of Variable Days in the Interest Period is 90 and the number of Actual Days in the Interest Period is 90. Because the 30-Year CMS Rate (5.00%) is greater than the 2-Year CMS Rate (1.00%), the Spread is positive and is equal to 4.00%. However, because the Spread times the Multiplier is greater than the Maximum Interest Rate of 9.00% per annum, the Interest Factor is equal to the Maximum Interest Rate.

Therefore, the Interest Rate per annum for the Interest Period is equal to the Maximum Interest Rate of 9.00% per annum, calculated as follows:

9.00% × (90 / 90) = 9.00% per annum

Example 3: On the applicable Determination Date, the 30-Year CMS Rate is 1.00% and the 2-Year CMS Rate is 5.00%. In addition, the number of Variable Days in the Interest Period is 90 and the number of Actual Days in the Interest Period is 90. Because the 30-Year CMS Rate (1.00%) is less than the 2-Year CMS Rate (5.00%), the Spread is negative and is equal to -4.00%. However, because the Spread times the Multiplier is less than the Minimum Interest Rate of 0.00% per annum, the Interest Factor is equal to the Minimum Interest Rate.

Therefore, the Interest Rate per annum for the Interest Period is equal to the Minimum Interest Rate of 0.00% per annum, calculated as follows:

0.00% × (90 / 90) = 0.00% per annum

Example 4: For an Interest Period the Accrual Provision is not met on any calendar day during the Interest Period, and therefore, the number of Variable Days is 0. Regardless of the Interest Factor, because the Accrual Provision is not satisfied on any calendar day, the Interest Rate per annum for the Interest Period will be equal to 0.00% per annum.

JPMorgan Structured Investments —	TS-8
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due November 21, 2029

What is a CMS Rate?

A CMS Rate is a rate for a U.S. dollar swap with a Designated Maturity and which appears on Reuters page “ISDAFIX1” (or any successor page) at approximately 11:00 a.m., New York City time, on each Determination Date, as determined by the Calculation Agent.

On each Determination Date, if the 30-Year CMS Rate or the 2-Year CMS Rate cannot be determined by reference to Reuters page “ISDAFIX1” (or any successor page), then the Calculation Agent will determine the 30-Year CMS Rate or the 2-Year CMS Rate, as applicable, for such day on the basis of the mid-market semi-annual swap rate quotations to the Calculation Agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such Determination Date, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 30 year or 2 year maturity commencing on such Determination Date and in an amount, as determined by the Calculation Agent, that is representative for a single transaction in the relevant market at the relevant time (the “Representative Amount”) with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD LIBOR with a designated maturity of three months. The Calculation Agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate. If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the rate will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

What is the S&P 500® Index?

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

Historical Information

The following graphs set forth the daily historical performance of the CMS Rates and the Spread from January 2, 2009 through October 24, 2014. We obtained the rates used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The 30-Year CMS Rate, as it appeared on Reuters page “ISDAFIX1” on October 30, 2014 was 3.000%. The 2-Year CMS Rate, as it appeared on Reuters page “ISDAFIX1” on October 30, 2014 was 0.684%. The Spread on October 30, 2014 was 2.316%.

The CMS Rates and the Spread data in the following graphs were obtained from Bloomberg Financial Markets at approximately 3:30 p.m. on the relevant dates and may not be indicative of the Spread, which is determined on any date of determination by reference to the CMS Rates published on Reuters page "ISDAFIX1" at approximately 11:00 a.m., New York City time. The historical CMS Rates and the Spread should not be taken as an indication of future performance, and no assurance can be given as to the CMS Rates or the Spread on any Determination Date. We cannot give you assurance that the performance of the CMS Rates and the Spread will result in any positive interest payments in any Interest Period subsequent to the final Initial Interest Period.

JPMorgan Structured Investments —	TS-9
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due November 21, 2029

The following graph sets forth the historical weekly closing levels of the S&P 500® Index from January 2, 2009 through October 24, 2014. The Index Level on October 30, 2014 was 1,994.65. We obtained the S&P 500® Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Level of the S&P 500® Index at any time during the term of the notes. No assurance can be given as to the Index Level of the S&P 500® Index on any given day, including any Accrual Determination Date.

JPMorgan Structured Investments —	TS-10
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due November 21, 2029

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this amended and restated term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this amended and restated term sheet.

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.” See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this amended and restated term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this amended and restated term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period” in this amended and restated term sheet.

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Selected Purchase Considerations” and “Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period” in this amended and restated term sheet for a description of the risk-return profile and market exposure payable under the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this amended and restated term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-29 of the accompanying product supplement no. 1-V are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	TS-11
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar Constant Maturity Swap Rate, the 2-Year U.S. Dollar Constant Maturity Swap Rate and the S&P 500® Index due November 21, 2029